Exhibit 10.23

Google Linking Agreement

This Google Linking Agreement (the “Agreement”) is entered into by and between Google Ireland Limited, a corporation formed under the laws of Ireland having offices located at 1st and 2nd Floors Gordon House, Barrow Street, Dublin 4, Ireland (“Google”), and Beijing Qihoo Technology Co., Ltd., a corporation formed under the laws of People’s Republic of China having offices located at Building D1,Huitong Office Plaza, No.71 JianGuo Road, Chaoyang District, Beijing , 100025 P.R. China (“Customer”).  This Agreement shall be effective as of December 1, 2008 (the “Effective Date”).

1              Definitions.  For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below.

1.1           “Above-the-fold” means that portion of an Internet browser that is visible to any End User at a minimum resolution of 1024 by 768 pixels without scrolling within the applicable Web page, as viewed through an Internet browser application considered among the top two (2) most widely used from time to time.

1.2           “Ads” or “Advertising Results” mean advertisements served by Google under the Agreement.

1.3           “Advertising Revenues” for any period during the Term means ad revenues that are recognized by Google in such period and attributed to Ads displayed on the WebSearch Results Page in such period in accordance with the requirements of this Agreement.  For the avoidance of doubt, Advertising Revenues shall not include advertising revenues that are not attributable to Referral Traffic Queries.

1.4           “Approved Client Application” means Customer’s Client Application(s) that has been approved by Google to access the Referral Traffic for WebSearch Service as reflected in Exhibit A of this Agreement or as otherwise approved by Google in writing from time to time during the Term.

1.5           “Beta Features” are those features of the WebSearch Service that are identified by Google as beta or unsupported in Google’s then current technical documentation.

1.6           “Brand Features” means the trade names, trademarks, service marks, logos, domain names, and other distinctive brand features of each party, respectively, as secured by such party from time to time.

1.7           “Client Application” means any application, plug in, helper, component or other executable code that runs on user’s computer, examples of Client Application include those that provide instant messaging, chat, email, data, file viewing, media playing, file sharing, games, internet navigation, search and other services.

1.8           “Client ID” means a unique alphanumeric code provided to and used by Customer as specified by Google for purposes of identifying each query or request.  Google may assign and modify the number of Client IDs for each Service from time to time.  Customer will use Client IDs instructed by Google, and will provide such information to Google as Google may reasonably request with respect to the use and application of any Client IDs.

1.9           “Customized Browser” means any browser customized by Customer’s software.

1.10         “Customer Content” means any editorial, text, graphic, audiovisual, and other content that is served to End Users by the Customized Browser, Site(s) or Approved Client Application(s) and that is not provided by Google.

1.11         “End Users” of a particular site means individual human end users who visit or use the applicable Site, Customized Browser or Approved Client Application.

1.12         “Google Site(s)” means the Google’s Web site(s).

1.13         “Intellectual Property Rights” means any and all rights existing from time to time under patent law, copyright law, semiconductor chip protection law, moral rights law, trade secret law, privacy rights law, and any and all other proprietary rights, as well as, any and all applications, renewals, extensions, restorations, and reinstatements thereof, now or hereafter in force and effect worldwide.

1.14         “Link” means a Google hypertext or similar link located on a Site or Approved Client Application which directs End User to a Google homepage (i.e. google.cn or google.com) in which End Users may enter queries to search the Web.  Link(s) must be approved by Google.

Google Confidential

1.15         “Referral Traffic” means search query traffic referred to Google by Customer and originating from (a) WebSearch Boxes within the Site(s), Google Site(s) or Approved Client Application(s); (b) search boxes within the Site(s), [or Approved Client Application(s); or (c) WebSearch Address Bar on Customized Brower.

1.16         “Referral Traffic Protocol” means the protocol provided by Google for Referral Traffic to access the WebSearch Service, as such protocol may be updated by Google from time to time.

1.17         “Referral Traffic Query” means a query referred or sent to Google by Customer to be processed by Google’s WebSearch Services.

1.18         “Search Results” means search results served by Google under this Agreement

1.19         “Site(s)” means those Web sites located at the URLs identified as such in Exhibit A of this Agreement, as the same may be amended from time to time as permitted.

1.20         “Web” means the World Wide Web, containing among other things, pages written in the hypertext markup language or similar successor technology.

1.21         “WebSearch Box” means a Google search box located on Site(s), or Approved Client Application(s), or Google Site(s) into which End Users may enter queries to search the Web.

1.22         “WebSearch Address Bar” means the URL or locator bar of Approved Client Application(s) which behaves as a browser into which End Users may enter queries to search the Web.

1.23         “WebSearch Service” means Google’s web search service.

1.24         “WebSearch Results Page” means any Web page on which the Search Results and/or Advertising Results of Referral Traffic Queries directed by any Site or Approved Client Application to Google as Referral Traffic for processing by WebSearch Service are displayed by Google pursuant to the WebSearch Service provided to Customer hereunder, which pages may be designated by Google from time to time, and which may include, without limitation, those affiliated with the following URLs:  www.google.com; www.google.cn

2              WebSearch Service.

2.1           Referral Traffic for WebSearch Service.  During the Term and subject to the terms and conditions of this Agreement, (a) Google hereby grants to Customer a worldwide, non-transferable, non-exclusive right to allow End Users of the Site(s) and Approved Client Application(s) to send queries from WebSearch Boxes, search boxes, or WebSearch Address Bar to Google or to reach and enter queries within Google homepage (i.e. www.google.com or www.google.cn) via the Link(s) on the Site(s) and Approved Client Application(s), and to receive results pages from Google on WebSearch Results Pages that will include Search Results and, when applicable, Advertising Results; and (b) Customer agrees to implement the Referral Traffic for WebSearch Service and to send End Users’ queries to Google for processing by the WebSearch Service.  Google shall have the exclusive right to serve advertisements on any page provided by Google in response to a Referral Traffic Query from an End User.  Customer shall not in any way or for any purpose (including for purposes of advertising) frame any results provided by Google.

2.2           Implementation of WebSearch Services.  Unless otherwise agreed to by Google in writing, Customer shall implement the Referral Traffic for WebSearch Services (including but not limited to the WebSearch Boxes or Links) on the Site(s), or Approved Client Application(s) and Websearch Address Bar on the Customized Browse in a manner that:  (a) conforms to the screenshots and specifications set forth in Exhibit B attached hereto, if any; (b) conforms to Google’s brand treatment guidelines for “Labeling the Google search box” as updated by Google from time to time, the current version of which is located at http://www.qooqle.com/wssynd/02brand.html; (c) conforms to any Google logos and tag lines and are downloaded from the authorized versions available at http://www.google.com/stickers.html; and (d) otherwise complies with the technical and implementation requirements or specifications provided by Google in the Referral Traffic Protocol, including without limitation by not modifying the script or other programming unless with Google’s prior written consent.  Without limiting the foregoing, Customer acknowledges and agrees to the following:

2.2.1        Link, Search Boxes and Queries.  Customer shall implement on each Customized Browser, Site or Approved Client Application a WebSearch Box for End User(s) to enter queries and a Link that directs End Users to a Google homepage (i.e. www.google.cn or www.google.com) in which End Users can enter queries for Search Results.  WebSearch Boxes may only be located on the Site(s) and Approved Client Application(s), and on no other Web site, application or other property.  The format and location of each WebSearch Box and Link on each Site and Approved Client Application is subject to the written consent of Google.  Unless (and then only to the extent)

otherwise approved by Google in writing, Customer understands and agrees that:  (a) queries sent to Google for processing under its WebSearch Service may be initiated only by End Users entering text into WebSearch Boxes or search boxes on the Site(s) and Approved Client Application(s) or the WebSearch Address Bar as provided herein; and (b) Customer shall send any and all queries generated on the Sites, WebSearch Address Bar or Approved Client Application(s) as provided in subsection (a) above to Google for processing under its WebSearch Services in accordance with the requirements provided by Google, without editing, filtering, truncating, appending terms to or otherwise modifying such queries, either individually or in the aggregate.  Notwithstanding anything to the contrary, Google will have no obligation to process queries that are not sent in compliance with the requirements of this Agreement or deemed invalid by Google.

2.2.2        Default Homepage Setting Feature of Approved Client Application.  The Approved Client Application may provide the End User the URL, which is provided by Google, as the default homepage of the Customized Browser (“Default Google Homepage’’).  The URL of the Default Google Homepage shall be provided by Google and such URL may be updated or changed by Google from time to time.  If the End User entered a query in the WebSearch Box located within the Default Google Homepage, such query will be considered as a Referral Traffic Query.

2.2.3        Operation of WebSearch Services.  Customer will ensure that each Referral Traffic Query will (a) contain a Client ID approved by Google for the WebSearch Services; and (b) include End User IP address and user agent information.  Customer shall provide Google any such additional information that Google informs Customer is necessary to provide WebSearch Services.  Upon its receipt of any transmission of a Referral Traffic Query from an End User, the Customized Browser, Site(s) and Approved Client Application(s) will immediately redirect the End User to the WebSearch Service without any intervention or interceding web pages.

2.2.4        Labeling, Branding and Attribution.  Except as otherwise provided in the Agreement, each WebSearch Box located on a Site or Approved Client Application shall conspicuously display a graphic module, in the form as provided by Google from time to time, that unambiguously indicates that the WebSearch Box is provided by Google.  Each Link shall be labeled with the text ‘‘Google” or other text approved by Google that implies the Link is provided by Google.  Customer agree that they shall not place anything on the Site(s) or Approved Client Application(s) that in any way implies that information other than the WebSearch Box and Link are provided by Google, unless otherwise expressly provided herein.  The Google graphic module shall be placed next to each WebSearch Box on the Site(s) or Approved Client Application(s), unless otherwise as instructed by Google.  The Google graphic module shall be, at minimum, 96 x 29 pixels in size and shall be located Above-the-fold, unless otherwise directed by Google.

2.3           License to Referral Traffic Protocol.  Google grants to Customer a limited, nonexclusive and non-sublicensable license during the Term to use the Referral Traffic Protocol solely for the purpose of transmitting Referral Traffic Queries and other required information solely to the extent permitted hereunder.  Except to the limited extent expressly provided in this Agreement, Google does not grant, and Customer shall not acquire, any right, title or interest (including, without limitation, any implied license) in or to any Google Intellectual Property Rights; and all rights not expressly granted herein are reserved to Google.

2.4           Beta or Unsupported Features.  The WebSearch Service may include Beta Features.  Customer understands and agrees that Beta Features are provided “as is” and any use thereof shall be undertaken solely at Customer’s own risk.  Google reserves the right, in its sole discretion, to include or cease providing Beta Features as part of any WebSearch Service at any time.

3              Customer Obligation.

3.1           Prohibited Actions.  Customer shall not, and shall not allow third party to:

(a)           redirect an End User away from the WebSearch Results Page or otherwise display any information in pop-up, pop-under, exit windows, expanding buttons, or animation after such End User enters a query to be processed by the WebSearch Services;

(b)           minimize, remove or otherwise inhibit the full and complete display of the WebSearch Results Pages;

(c)           produce or distribute any software, or permit any of its software to be distributed with software, that prevents the display of ads provided by Google (such as by way of blocking or replacing ads);

(d)           directly or indirectly access, launch and/or activate the WebSearch Services through or from, or otherwise incorporate the WebSearch Services in, any software application, Web site or other means other than the Customized Browser, Site(s) or Approved Client Application(s), and then only to the extent expressly permitted herein;

(e)           transfer, sell, lease, syndicate, sub-syndicate, lend, or use for co-branding, timesharing, service bureau or other unauthorized purposes the WebSearch Services, including without limitation any part, copy or derivative thereof or access thereto;

(f)            enter into any arrangement or agreement under which any third party pays Customer fees, Customer pays any third party fees, or either shares in any revenue payments and/or royalties for any Google Search or Advertising Results;

(g)           directly or indirectly generate queries, or impressions of or clicks on Search or Advertising Results, through any automated, deceptive, fraudulent or other invalid means (including, but not limited to, click spam, robots, macro programs, and Internet agents);

(h)           encourage or require End Users or any other persons, either with or without their knowledge, to click on Advertising Results through offering incentives or any other methods that are manipulative, deceptive, malicious or fraudulent (each of the foregoing in subsections (g) and (h) a “Fraudulent Act”).

(i)            modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code from the WebSearch Services, the Referral Traffic Protocol, or any other Google technology, content, data, routines, algorithms, methods, ideas design, user interface techniques, software, materials, and documentation;

(j)            remove, deface, obscure, or alter Google’s copyright notice, trademarks or other proprietary rights notices affixed to or provided as a part of the WebSearch Services, the Referral Traffic Protocol, or any other Google technology, software, materials and documentation;

(k)           “crawl”, “spider”, index or in any non-transitory manner store or cache information obtained from the WebSearch Services (including, but not limited to, Search Results and/or Advertising Results, or any part, copy or derivative thereof);

(l)            create or attempt to create a substitute or similar service or product through use of or access to any of the WebSearch Services or proprietary information related thereto;

(m)          engage in any action or practice that reflects poorly on Google or otherwise disparages or devalues Google’s reputation or goodwill; or

(n)           bundle any software that violates Google’s Client Application Guidelines attached hereto as Exhibit C of this Agreement.  This includes any software that (i) prevents, minimizes, removes or otherwise inhibits the full and complete display of search results and/or advertising results provided to End Users through the Google Products, (ii) prevents any Google Product from installing on the End Users computer, and/or (iii) inhibits the full and complete functionality of the Google Products.

Further, no Site(s) or Approved Client Application(s) shall contain any pornographic, hate-related or violent content or contain any other material, products or services that violate or encourage conduct that would violate any criminal laws, any other applicable laws, or any third party rights.

3.2           Implementation.  Customer shall ensure that there is no use of or access to the WebSearch Service through Customized Browser, Site(s) or Approved Client Application(s) that are not in compliance with the terms of the Agreement or not otherwise approved by Google, and Customer shall monitor and disable any such access or use by unauthorized parties (including, but not limited to, spammers or any third party sites).  Furthermore, at all times during the Term, Google reserves final approval authority with respect to the means used by Customer to deploy the WebSearch Service.  Google may send uncompensated test queries to the Customized Browser, Site(s) or Approved Client Application(s) at any time to verify Customer’s compliance with the requirements of this Agreement.  Google may, in its sole discretion, change, suspend or discontinue all or any aspect of the WebSearch Service, including their availability, at any time.

3.3           Client Application.  Approved Client Application(s) set forth in Exhibit A is hereby approved by Google for purposes of sending queries to WebSearch Services; provided that, at all times during the Term, Customer, and Approved Client Application(s), will comply with Google’s Client Application Guidelines, the current form of which is attached hereto as Exhibit C as such Guidelines may be updated by Google from time to time.  Customer represents and warrants that (a) it has read and understands the Client Application Guidelines; and (b) it does, and at all times during the Term it will, own, operate and control one hundred percent (100%) of the Approved Client Application(s) set forth in Exhibit A.  The list of Approved Client Applications may be updated from time to time subject to Google’s prior written consent.

4              Ownership; License Grants.

4.1           Gooqle Rights.  Google shall own all right, title and interest, including without limitation all Intellectual Property Rights, relating to the WebSearch Services (and any derivative works or enhancements thereof), including but not limited to, all software, technology, information, content, materials, guidelines, documentation, and the Referral Traffic Protocol.  Customer shall not acquire any right, title, or interest therein, except for the limited use rights expressly set forth in the Agreement.  Any rights not expressly granted herein are deemed withheld.

4.2           Customer Rights.  Customer, its licensors, or other applicable third party providers own all Intellectual Property Rights in and to the Customer Content.  Google shall not acquire any right, title or interest in or to such Customer Content, except as expressly provided herein.  Any rights not expressly granted herein are deemed withheld.

4.3           Brand Features; License Grant.

4.3.1        Brand Features.  Each party shall own all right, title and interest, including without limitation all Intellectual Property Rights, relating to its Brand Features.  Some, but not all examples of Google Brand Features are located at:  http://www.google.com/permissions/trademarks.html (or such other URLs Google may provide from time to time).  Except to the limited extent expressly provided in this Agreement, neither party grants, and the other party shall not acquire, any right, title or interest (including, without limitation, any implied license) in or to any Brand Features of the first party; and all rights not expressly granted herein are deemed withheld.  All use by Google of Customer Brand Features (including any goodwill associated therewith) shall inure to the benefit of Customer and all use by Customer of Google Brand Features (including any goodwill associated therewith) shall inure to the benefit of Google.  No party shall challenge or assist others to challenge the Brand Features of the other party (except to protect such party’s rights with respect to its own Brand Features) or the registration thereof by the other party, nor shall either party attempt to register any Brand Features or domain names that are confusingly similar to those of the other party.

4.3.2        License to Google Brand Features.  Subject to the terms and conditions of this Agreement, Google grants to Customer a limited, nonexclusive and nonsublicensable license during the Term to display those Google Brand Features expressly authorized for use in this Agreement, solely for the purposes expressly set forth herein.  Notwithstanding anything to the contrary, Google may revoke the license granted herein to use Google’s Brand Features upon providing Customer with written notice thereof.  Furthermore, in their use of any Google Brand Feature, Customer agrees to adhere to Google’s then current Brand Feature use guidelines, and any content contained or referenced therein, which may be found at the following URL:  http://www.google.com/permissions/quidelines.html (or such other URL Google may provide from time to time) and to such other guidelines or restrictions provided by Google in writing to Customer in connection herewith.

4.3.3        License to Customer Brand Features.  Subject to the terms and conditions of this Agreement, Customer grants to Google a limited, nonexclusive and nonsublicensable license during the Term to display those Customer Brand Features expressly authorized for use in this Agreement, solely for the purposes expressly set forth herein.  Notwithstanding anything to the contrary, Customer may revoke the license granted herein to use its Brand Features upon providing Google with written notice thereof and a reasonable period of time to cease such usage.

5              Site Modifications.  Google acknowledges that Customer may update the design and content of the Site(s) or Approved Client Application(s) in a manner consistent with its obligations contained herein; provided that Customer agrees that (a) it shall keep Google informed of all planned material changes to such Site(s) or Approved Client

Application(s); and (b) no changes may be made to the look and feel, dimension and/or placement of the WebSearch Box or Link without obtaining the prior written consent of Google.

6              Updates.  If Google updates its technical or implementation specifications (including, without limitation, by way of updating the applicable Referral Traffic Protocol from time to time as contemplated herein), Customer shall implement such updates or modifications as soon as reasonably practical, but in any event within three (3) business days of the date it receives notice thereof.

7              Technical Support.  Subject to the terms and conditions of this Agreement, during the Term Google shall provide technical support services to Customer in accordance with Google’s support guidelines then in effect.  Prior to making any support request to Google, Customer shall first use reasonable efforts to fix any error, bug, malfunction, or network connectivity defect on its own without any escalation to Google.  Thereafter, Customer’s Technical Contact may submit a written request for technical support via email to the applicable Google alias set forth below, or such other email address that Google may provide from time to time.  Customer shall provide support services to End Users at its own expense.

•                  webunion-support@google.com (for WebSearch related requests)

8              Exclusivity.  [****]*

9              Fees and Payments.

9.1           Payment.  Subject to the terms and conditions of this Agreement, for each month during the Term, Customer shall be entitled to receive US$[****]* per thousand Referral Traffic Queries for the first [****]* Referral Traffic Queries and US$[****]* per thousand Referral Traffic Queries for Referral Traffic Queries greater than [****]*, up to a maximum of [****]* Referral Traffic Queries (the “Query Cap”) per month.  Google retains the right to raise the Query Cap at any time during the term of this Agreement by up to 500% of the Query Cap as of the Effective Date.  If the number of Referral Traffic Queries for a month exceeds the Query Cap and Google does not raise the Query Cap, Customer may terminate this Agreement by thirty (30) days prior written notice to Google.  Google’s obligation to make payments under this Section shall not commence until Google’s technical personnel provide written approval of Customer’s implementation of the WebSearch Service and WebSearch Box(es) on each Customized Browser, Site or Approved Client Application, which shall not be unreasonably withheld or delayed.  Payments required under this paragraph shall be made in U.S. Dollars only and by the last day of the calendar month following the calendar month in which the Referral Traffic Queries are sent to Google.

9.2           Taxes and Other Charges.  All payments under the Agreement are exclusive of taxes imposed by any governmental entity.  Customer shall pay any applicable taxes, including sales, use, personal property, value-added, excise, customs fees, import duties or stamp duties or other taxes and duties imposed by governmental entities of whatever kind and imposed with respect to the transactions for services provided under the Agreement, including penalties and interest, but specifically excluding taxes based upon Google’s net income.  When Google has the legal obligation to collect any applicable taxes, the appropriate amount shall be invoiced to and paid by Customer “net thirty (30) days” from the date of invoice or other notification.  Customer shall promptly provide Google with such documentation as may be required by the applicable governmental entity in order for Google to process payments hereunder, and Google may withhold any payments required to be made hereunder until Customer has provided such documentation.  Customer shall promptly provide Google with original or certified copies of all tax payments or other sufficient evidence of tax payments at the time such payments are made by Customer pursuant to the Agreement.

9.3           Non-Qualifying Ads/Referral Traffic Queries.  Notwithstanding any of the foregoing, Google shall not be liable for payment in connection with (a) any amounts which result from invalid queries, or invalid impressions of (or clicks on) Ads and/or Referral Traffic Queries, generated by any person, bot, automated program or similar device, including, without limitation, through any Fraudulent Act, in each case as reasonably determined by Google; or (b) impressions of Ads and/or Referral Traffic Queries or clicks on Ads delivered through an implementation which is not initially approved by Google pursuant to the Agreement or subsequently fails to meet Google’s implementation requirements and specifications.  The number of Referral Traffic Queries, and impressions of and clicks on Ads, as reported by Google, shall be the number used in calculating payments hereunder.

9.4           Methods of Payment.  Payments to Customer (if by wire transfer) shall be made pursuant to the wire transfer instruction as listed below:

Customer Wire Transfer Information:

Bank Name:	CHINA MERCHANTS BANK, BEIJINGBRANCH, JIANGUOLU SUB-BRANCH

Bank address :	ZHAOSHANGJU PLAZA R2, NO.116 JIANGUO ROAD, CHAOYANG DISTRICT,
BEIJING, P.R.CHINA

Account No.:	[****]*

Account Name:	Beijing Qihoo Technology Co., Ltd.

SWIFT Code:	CMBC CNBS 201

* This portion of Exhibit 10.23 has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406 under the Securities Act of 1933, as amended.

In addition, Customer acknowledges that Google may, at its option, offset any payment obligations to Customer that Google may incur hereunder against any product or service fees (including late fees) owed and not yet paid by Customer under any other agreement between Customer and Google, in addition to whatever other rights and remedies Google may have hereunder or thereunder.  In addition, Google reserves the right to withhold and offset against its payment obligations hereunder, or require Customer to pay to Google (within thirty (30) days of any invoice therefore), any amounts Google may have overpaid to Customer in prior periods.

10            Representations, Warranties and Disclaimer.  Each party represents and warrants that it has full power and authority to enter into the Agreement.  Customer represents and warrants that:  (a) Customer owns and controls one hundred percent (100%) of the Customized Browser, Sites [and Approved Client Applications and otherwise have and will maintain throughout the Term all rights, authorizations and licenses that are required with respect to the Customized Browser, Sites arid Approved Client Applications to permit Google to perform the WebSearch Services contemplated under this Agreement; (b) the execution and delivery of this Agreement, and the performance by Customer of its obligations hereunder, will not constitute a breach or default of or otherwise violate any agreement to which such party or any of its affiliates are a party or violate any rights of any third parties arising therefrom; (c) Customer shall use information provided by Google (including, but not limited to, Search Results and/or Advertising Results) in a manner that complies with applicable laws; (d) Customer have all necessary governmental licenses and approvals to enter into this Agreement and carry out their obligations hereunder; and (e) Customer have and will maintain all rights as shall be required to send the information it provides to Google pursuant to this Agreement.  Google does not warrant that the WebSearch Services will meet all of Customers requirements or that performance of the WebSearch Services will be uninterrupted, virus-free, secure or error-free.  Except as expressly provided for herein, NEITHER PARTY MAKES ANY OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE AND NONINFRINGEMENT.

11            Indemnification.  In no event shall Google have any obligations or liability arising from:  (i) use of any Beta Features, (ii) use of WebSearch Service or Google Brand Features in a modified form or in combination with materials not furnished by Google, (iii) any content, information or data provided by Customer, End Users or any other third parties, and (iv) any Search Results or Advertising Results or third party Web sites or content to which such Search Results or Advertising Results may link.  Google, in its sole and reasonable discretion, reserves the right to terminate Customer’s continued use of WebSearch Services or Google Brand Features, which are alleged or believed by Google to infringe.  Customer will fully indemnify, defend, and hold harmless Google and its Affiliates, and their employees, officers and directors, from and against any third party lawsuit or proceeding based upon or otherwise arising out of:  (a) Customer Content, Customized Browser, any Site, or Approved Client Applications, or Customer Brand Features; (b) Customer’s use of the WebSearch Services in any manner inconsistent with or in breach of the Agreement; and/or (c) any claim alleging facts that would constitute a breach of Customers representations and warranties made in subsection (b) of the second sentence of Section 10.

12            Limitation of Liability.

12.1         Limitation.  SUBJECT TO SECTION 12.2, NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOST DATA, LOST PROFITS, LOST REVENUE OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO CONTRACT OR TORT (INCLUDING PRODUCTS LIABILITY, STRICT LIABILITY AND NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN.  SUBJECT TO SECTION 12.2, IN NO EVENT SHALL GOOGLE’S LIABILITY FOR ANY CLAIM ARISING OUT OF THIS AGREEMENT (WHEN AGGREGATED WITH GOOGLE’S LIABILITY FOR ALL OTHER CLAIMS ARISING OUT OF THIS AGREEMENT) EXCEED THE NET AMOUNT GOOGLE PAID TO CUSTOMER DURING THE SIX (6) MONTHS IMMEDIATELY PRECEDING THE DATE ON WHICH SUCH CLAIM ARISES.

12.2         Exclusions from Limitations.  Unless and then only to the extent this Agreement expressly states otherwise, nothing in this Agreement shall exclude or limit either party’s liability for:  (a) breaches of the exclusivity obligations contained in this Agreement; (b) breaches of any confidentiality obligations contained in this Agreement; (c) infringement or misappropriation of the other party’s Intellectual Property Rights or Customer’s breach of any license granted in this Agreement to use the applicable Referral Traffic Protocol(s); or (d) any amounts payable to third parties pursuant to the parties’ indemnification obligations hereunder

12.3         Allocation of Risk.  The parties agree that (i) the mutual agreements made in this Section 12 reflect a reasonable allocation of risk, and (ii) that each party would not enter into the Agreement without these limitations on liability.

13            Confidentiality; PR.

13.1         Confidentiality.  Disclosure of confidential and/or proprietary information disclosed hereunder, including the existence and content of the Agreement and any information provided pursuant to the Agreement, shall be governed by the confidentiality provisions of the Google Standard Mutual Non-Disclosure Agreement, which has been executed by the parties prior to or concurrently with this Agreement (the “NDA”).  The confidentiality provisions of the NDA are hereby incorporated by reference into this Agreement.

13.2         PR.  Neither party will issue any public announcement regarding the existence or content of this agreement without the other party’s prior written approval.  Notwithstanding the foregoing, Google may include Customer Brand’s Features in presentations, marketing materials, and customer lists (which includes without limitation, customer listed posted on Google’s Web sites and screen shots of Customer’s implementation of the WebSearch Services).  Upon Customer’s request, Google will furnish Customer with a sample of such usage.

14            Term and Termination.

14.1         Term.  The term of this Agreement shall commence on December 1, 2008 (the Effective Date) and end on November 30, 2009 (“Term”), unless earlier terminated as provided herein.  Thereafter, this Agreement may be renewed only upon a definitive written agreement signed by the parties.  For the purposes of this Agreement, the term of any renewal hereunder is referred to as the “Renewal Term”.

14.2         Termination.

14.2.1      General.  Either party may suspend performance and/or terminate this Agreement, in whole or in part:  (i) if the other party materially breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof; or (ii) if the other party becomes insolvent or makes any assignment for the benefit of creditors or similar transfer evidencing insolvency, or suffers or permits the commencement of any form of insolvency or receivership proceedings, or has any petition under bankruptcy law filed against it, which petition is not dismissed within sixty (60) days of such filing, or has a trustee, administrator or receiver appointed for its business or assets of any part thereof.

14.2.2      Gooqle Termination Rights.  Google may terminate this Agreement, or the provision of WebSearch Service hereunder, immediately upon written notice:  (i) if Customer breach Section 3.1 (Prohibited Actions) of this Agreement, Section 4.3 (License Grants; Brand Features) of this Agreement, Section 8 (Exclusivity) or Section 13 (Confidentiality) of this Agreement; (ii) if Customer is in material breach of this Agreement more than two (2) times notwithstanding any cure of such breaches; (iii) if Google reasonably determines that it is commercially impractical to continue providing the WebSearch Services in light of applicable laws; (iv) in the event Customer consummates or signs an agreement to consummate a merger, acquisition, sale of voting control, sale of all or substantially all of the assets of the Customer in which stockholders of the Customer do not own a majority of the outstanding interests of the surviving entity; or (v) in the event Customer consummates or signs an agreement to consummate the sale or exclusive license of all or substantially all of the Customer’s Intellectual Property Rights.  Furthermore, Gooqle shall have the right to terminate this Agreement, or the provision of WebSearch Service without cause with a thirty (30) days prior written notice.

14.2.3      Suspension and Termination in the Event of an Injunction.  Google may suspend performance under this Agreement in whole or in part with immediate effect if, as a result of a claim alleging facts that would constitute a breach of Customer’s representations and warranties made in subsections (b) and (c) of the second sentence of Section 10, Google is obliged by final or temporary court order or magisterial decision to temporarily or permanently refrain from continuing to perform its obligations under this Agreement.  Google’s rights under this provision shall become effective on the date of the court order or magisterial decision or on the date of the service of the order irrespective of the possibility of appeal.  If any suspension under this paragraph continues for more than six (6) months, Google may terminate this Agreement in whole or in part with immediate effect.

14.3         Rights upon Termination.  Upon the expiration or termination of the Agreement for any reason:  (i) all rights and licenses granted by Google shall cease immediately; (ii) each party shall promptly return to the other party, or destroy and certify the destruction of, all Confidential Information of the other party; and (iii) Customer’s rights to use any Google Brand Features, as permitted under the Agreement, shall cease immediately.

14.4         Non-exclusive Remedy.  Termination or expiration of this Agreement, in part or in whole, shall not limit either party from pursuing other remedies available to it, nor shall either party be relieved of its obligation to pay all fees that are due and owing under this Agreement through the effective date of termination.  Neither party shall be liable to the other for any damages resulting solely from termination as permitted herein.

15            Miscellaneous.

15.1         Compliance with Laws.  Each party shall comply with all laws, rules and regulations, if any, applicable to it in connection with the performance of its obligations under the Agreement.

15.2         Notices.  All notices shall be in English and in writing and (a) if sent to Customer to the following address:

Customer:	Beijing Qihoo Technology Co., Ltd.
Attn:	Dailin
Address:	Building D, Huitong Office Park, No.71 JianGuo Road, Chaoyang District,
Beijing, P.R.China, 100025

and (b) if sent to Google to such address as provided at:  www.google.com/corporate/address.html or as otherwise provided in writing for such notice purposes; provided, however, that all invoices and payments shall be sent to the attention of Google Finance, all legal notices shall be sent to the attention of the Google Legal Department, and all other correspondence shall be sent to the attention of the account manager specified by Google.  Notice shall be deemed given (i) upon receipt when delivered personally, (ii) upon written verification of receipt from overnight courier, (iii) upon verification of receipt of registered or certified mail or (iv) upon verification of receipt via facsimile, provided that such notice is also sent simultaneously via airmail.

15.3         Assignment.  Customer shall not assign or otherwise transfer their rights or delegate their obligations under the Agreement, in whole or in part, and any attempt to do so will be null and void.  For purposes of this sentence, an assignment will be deemed to include any transaction in which another party or parties acquire the direct or indirect power to direct the management and policies of a party or its assets, whether by way of merger, consolidation, change of control, sale of all or substantially all of a party’s securities or assets, contract, management agreement or otherwise.

15.4         Consultations.  Before a party initiates legal action against the other arising from the Agreement (except to seek injunctive or equitable relief or to otherwise protect its Intellectual Property Rights), the matter in controversy will first be referred to an officer of each party, who shall make good faith and reasonable efforts to resolve the matter within four (4) weeks of the date of referral.

15.5         Governing Law and Arbitration.  This Agreement will be governed by and any disputes, claims or controversies in connection with this Agreement, including any question regarding its formation, existence, validity, enforceability, performance, interpretation or termination, shall be resolved in accordance with the laws of the State of California, USA, without reference to its conflict of laws principles.  The parties agree that they will try in good faith to settle within thirty (30) days any dispute, controversy or claim arising out of, relating to or in connection with this Agreement (“Dispute”).  If the Dispute is not resolved within thirty (30) days after such Dispute arose, such Dispute must be referred to and finally resolved by arbitration, to which the Parties hereto expressly agree and submit.  The arbitration will be submitted to the International Centre for Dispute Resolution of the American Arbitration Association (“AAA”) and conducted in accordance with the Commercial Arbitration Rules of the AAA in force as of the date of this Agreement (“Rules”).  Pre-hearing information exchange shall be limited to the reasonable production of relevant, non-privileged documents and carried out expeditiously.  There will be three arbitrators who will be appointed as follows:  each party will appoint an arbitrator, and the party-appointed arbitrators will nominate a chairperson within thirty (30) days after the confirmation of the last party-appointed arbitrator.  The arbitral tribunal will not act as amiable[s] compositeur[s] or ex aequo et bono.  It is the intent of the parties that, barring extraordinary circumstances, arbitration proceedings will be concluded within 60 days from the date the final arbitrator is appointed.  The arbitral tribunal may extend this time limit in the interests of justice.  Failure to adhere to this time limit shall not constitute a basis for challenging the award.  The arbitration will be conducted in English and the place of arbitration will be in Santa Clara County, California, USA.  Either party may, without waiving any remedy under this Agreement, apply to the arbitral tribunal and/or any court having jurisdiction any interim, provisional, injunctive or conservatory relief that is necessary to protect the rights or property of that party until the arbitration award is rendered or the Dispute is otherwise resolved.  Any decision rendered by the arbitral tribunal will be final and binding on the parties, and judgment thereon may be entered by any court of competent jurisdiction, including, but not limited to, any court that has jurisdiction over either of the parties or any of their assets.  The parties expressly agree that the arbitral tribunal will be empowered to award and order equitable or injunctive relief with respect to matters brought before it, provided however, that such remedy or relief is consistent with the remedies and limitations set forth in this

Agreement.  The parties agree that all arbitral proceedings conducted pursuant to this Section, including the existence of any arbitral proceedings, information disclosed in the course of such arbitral proceedings, and any settlements, negotiations, discussions, proposals, and awards related thereto shall be considered Confidential Information and shall be governed by the confidentiality provisions of the Google Standard Mutual Non-Disclosure Agreement, which has been executed by the parties prior to or concurrently with this Agreement.  The parties may, however, disclose such information to an appropriate court, as is necessary to seek enforcement of any award rendered by the arbitral tribunal.  The parties specifically exclude from application to the Agreement the United Nations Convention on Contracts for the International Sale of Goods and the Uniform Computer Information Transactions Act.

15.6         Equitable Relief.  Either party may seek equitable relief, including temporary restraining orders or injunctions, in addition to all other remedies, for breach or threatened breach of Customer’s exclusivity obligations contained in this Agreement, either party’s license grant set forth in this Agreement, or either party’s obligations contained in Sections 4 (Ownership; License Grant) or Section 13.1 (Confidentiality) of this Agreement.

15.7         Entire Agreement.  The Agreement supersedes any other prior or collateral agreements, whether oral or written, with respect to the subject matter hereof.  This Agreement (including any exhibits thereto), any terms located at Google URLs referenced pursuant to the Agreement (which are all incorporated herein by reference), constitute the entire agreement with respect to the subject matter hereof, and any terms contained in any related purchase order(s) or other documents pertaining to the subject matter of the Agreement shall be null and void.

15.8         Amendments.  Any amendments or modifications to the Agreement must (i) be in writing; (ii) refer to the Agreement; and (iii) be executed by an authorized representative of each party.  Any changes to the Agreement not approved in writing by the Google Legal Department shall not be binding on Google.

15.9         No Waiver.  The failure to require performance of any provision shall not affect a party’s right to require performance at any time thereafter; nor shall waiver of a breach of any provision constitute a waiver of the provision itself.

15.10       Severability.  If any provision is adjudged by a court of competent jurisdiction to be unenforceable, invalid or otherwise contrary to law, such provision shall be interpreted so as to best accomplish its intended objectives and the remaining provisions shall remain in full force and effect.

15.11       Survival.  The following sections of this Agreement will survive any expiration or termination of this Agreement:  4.1, 4.2, 4.3.1 (except for the last sentence thereof), 9, 10, 11, 12, 13 (including the NDA), 14.3, 14.4, and 15.

15.12       Independent Contractors.  The parties hereto are and shall remain independent contractors and nothing herein shall be deemed to create any agency, partnership, or join venture relationship between the parties.  Neither party shall be deemed to be an employee or legal representative of the other nor shall either party have any right or authority to create any obligation on behalf of the other party.

15.13       No Third Party Beneficiaries.  The Agreement is not intended to benefit, nor shall it be deemed to give rise to, any rights in any third party.

15.14       Force Majeure; Transmissions.  Neither party shall be liable for failing or delaying performance of its obligations (except for the payment of money) resulting from any condition beyond its reasonable control, including but not limited to, governmental action, acts of terrorism, earthquake, fire, flood or other acts of God, labor conditions, power failures, and Internet disturbances.  Google will not be responsible for receiving data, queries or requests directly from End Users or any other third party, for transmission of data between Customer’s (or any End User’s) and Google’s network interface, or for displaying any applicable Results Set(s) to End Users.

15.15       Successors; Counterparts; Drafting; General.  The Agreement (a) shall be binding on and inure to the benefit of each of the parties and their respective successors and assigns; (b) may be executed in counterparts, including facsimile counterparts, each of which will be deemed an original and all of which when taken together will constitute one and the same instrument; and (c) shall be construed as if both parties jointly wrote it.

IN WITNESS WHEREOF, the parties have executed this Agreement by persons duly authorized;

Google: GOOGLE IRELAND LIMITED		Customer: Beijing Qihoo Technology Co., Ltd.

By:	[illegible]	By:	/s/ Hongyi Zhou

Print Name:		Print Name:

Title:		Title:	Qihoo Board Chairman

Date:		Date:	December 26, 2008

Exhibit A

List of Site(s) and Approved Client Application(s)

Site(s):

Approved Client Application(s):  Qihoo 360 Safe Browser

Exhibit B

Screen Shots and Specifications

[Graphics]

Exhibit C

Guidelines for Applications Bundled with Google Applications

Google has observed a significant increase in the number of reports of software that is engaging in deceptive, malicious and other annoying practices that significantly diminish user perception and enjoyment of the internet.  These practices include but are not limited to installing software on computers without obtaining informed end user consent (the so-called “drive-by download”), inundating end users with advertisements without adequate attribution or labeling, exposing users to pornographic material without obtaining informed end user consent, obtaining or transmitting personal information about an end user without obtaining informed end user consent, and interfering with an end user’s ability to easily uninstall applications the end user does not wish to be on his or her computer.

Google does not wish to be associated with these types of practices.  Accordingly, Google has developed the Guidelines set forth below to prevent its trademark, other intellectual property, and services from being used in connection with these practices.  Google believes that these Guidelines are necessary to protect Google from any allegation that it has contributed to practices that might be viewed as unlawful or actionable; to preserve the reputation of Google as a provider of trusted software and services in a manner that is beneficial and fair to users and other constituents; and to stem the rising incidence of practices that harm users and diminish the perceived value and reliability of the internet, which are essential to Google’s business.

With this objective in mind, Google has established the following Guidelines to apply to customer Applications that are bundled with any Google Application.  Except to the extent Google has otherwise specifically agreed in writing, Google does not grant permission to, and you will not, bundle any Application with a Google Application unless you ensure that any such Application specified in the agreement between you and Google that incorporated these Guidelines complies with these Guidelines.

For the avoidance of doubt, by these Guidelines Google does not intend to, and does not, impose any restrictions on what you may do with any Application that is not bundled with a Google Application, bundled with an Application that accesses Google services, or used to access Google services; you remain free to sell any Application you wish (whether or not it complies with these Guidelines) so long as it is not bundled with a Google Application, bundled with an Application that accesses Google services, or used to access Google services.

In these Guidelines:  (a) “you” and “your refer to the legal entity(ies) that has entered into the contract with Google into which these Guidelines are incorporated, as well as any person or entity acting on your behalf; and (b) “Application” means any application, plug-in, helper, component or other executable code that runs on a user’s computer, examples of which include those that provide browser helper objects, instant messaging, chat, email, data, file viewing, media playing, file sharing, games, Internet navigation, search and other services.

Google welcomes input about these Guidelines from you and from other interested parties, and is always willing to consider revisions as appropriate to encourage innovation while protecting against deceptive, unfair and harmful practices.  Accordingly, Google may update these Guidelines, including the Attachments, from time to time as provided in Section 10 below.

If you have any questions about these Guidelines, please do not hesitate to discuss them with your Google account manager.

1.             General.

1.1.          Approval and Ongoing Compliance.  You may bundle Google Applications with Applications only to the extent permitted in the signed written agreement into which these Guidelines have been incorporated.  In such instance, you must ensure that your Application both (1) has been approved by Google for the purpose of being bundled with Google Applications in writing in advance, and (2) complies at all times with the requirements outlined herein.  To obtain Google’s approval for any Applications not expressly approved in your agreement, you must submit a written request

1.2.          No Gooqle Branding or Attribution.  Your Application, and any related collateral material (including any Web pages promoting your Application or from which your Application is made available), must not contain any Google branding, trademarks or attribution unless (and then only to the extent) Google expressly consents otherwise in writing.  In addition, queries entered into Applications may not resolve to a results page that contains any Google branding, trademarks or attribution unless (and then only to the extent) Google expressly consents otherwise in writing.

2.             Prohibited Content.  You may not bundle any Google Application with an Application that:  (a) contains any viruses, worms, trojan horses, or the like; and (b) is distributed primarily for the purpose of (1) distributing pornographic, obscene, excessively profane, gambling-related, deceptive, fraudulent or illegal content, or (ii) distributing content related to “hacking” or “cracking.”

3.             Prohibited Behavior.  You may not bundle any Google Application with an Application that engages in deceptive, unfair, harassing or otherwise annoying practices.  For example, the Application may not:

(a)               use, or permit an unaffiliated person to use, an end user’s computer system for any purpose not understood and affirmatively consented to by the end user (including, without limitation, for purposes of consuming bandwidth or computer resources, sending email messages, launching denial of service attacks, accruing toll charges through a dialer or obtaining personal information from an end user’s computer such as login, password, account or other information personal to the end user);

(b)              intentionally create or exploit any security vulnerabilities in end user computers;

(c)               trigger pop-ups, pop-unders, exit windows, or similar obstructive or intrusive functionality, that materially interfere with an end user’s Web navigation or browsing or the use of his or her computer;

(d)              repeatedly ask an end user to take, or try to deceive an end user into taking, an action that the end user has previously declined to take (such as repeatedly asking an end user to change his or her home page or some other setting or configuration);

(e)               redirect browser traffic away from valid DNS entries (except that your Application may direct unresolved URLs to an alternative URL designated by you, provided that the page to which the end user resolves adequately informs the end user that you and your Application are the source of that page);

(f)                 interfere with the browser default search functionality (except that your Application may permit an end user to change his or her default search engine with proper disclosure, consent and attribution as provided below); or

(g)              engage in activity that violates any applicable law or regulation.

4.             Disclosure and Consent.

4.1.          Disclosure and Consent before Installation.  You may not bundle any Google Application with any Application unless you (and your distribution and bundling partners, if applicable under the terms of the agreement between you and Google that incorporates these Guidelines) design the installation of any such Application in a manner that ensures that it is installed by end users in a knowing and willful manner — e.g., no “drive-by” downloads or installs.  By “distribution partner” we mean any third party who distributes your Application and by “bundling partner” we mean any third party who installs your Application in combination with or alongside one or more other Applications.  At a minimum, compliance with this provision requires that, prior to installing your Application, you and any third party distributing or bundling your Application:

(a)               first, fully, accurately, clearly and conspicuously disclose to end users:

(i)                  that they are installing an application,

(ii)               the name of the Application, identifying you as the entity responsible for it, and

(iii)            the principal and significant features and functionality of the Application; and

(b)              then, obtain the end user’s affirmative consent to install the Application.

4.2.          Disclosure and Consent for Collection and Transmission of Personally Identifiable Information.  You may not bundle any Google Application with any Application that (1) collects or transmits to any entity other than the end user personally identifiable information, or (2) collects or transmits information related to a user’s computer or Internet usage or activity in a manner that could collect or transmit such user’s personally identifiable information (such as through keystroke logging), unless prior to the first occurrence of any such collection or transmission you:

(a)               first, fully, accurately, clearly and conspicuously disclose:

(i)                  the type of information collected (described with specificity in the case of personally identifiable information),

(ii)               the method of collection (e.g., by registration, etc.), and

(iii)            the location of (i.e., a link to) the privacy policy that governs the collection, use and disclosure of the information; and

(b)              then, obtain the end user’s affirmative consent to such collection and/or transmission.

4.3.          Disclosure and Consent for Setting Changes.  You may not bundle any Google Application with any Application that makes a change to any operating system or Application data setting which will impact the user experience of other Applications (e.g., changing the browser default home page or changing the default application for a file type, such as the default email, browser or media player application), unless prior to making such change you:

(a)               first, fully, accurately, clearly and conspicuously disclose the change in a manner that will explain the practical effect of such change; and

(b)              then, obtain the end user’s affirmative consent to make such change.

Notwithstanding the foregoing, (i) no disclosure and consent need be made for changes to operating system or Application data settings that have only a minor impact on user experience, such as adding a small number of bookmarks to the browser menu or adding an item to a start menu, and (ii) the disclosure and consent requirements of this Section 4.3 will not apply to those setting changes that may be made prior to sale to the end user.

4.4.          Method of Disclosure and Consent.  In order to satisfy the requirements above, the disclosure of the items specified above (a) must be provided in both (1) the End User License Agreement (EULA) or privacy policy (to the extent required by law or otherwise by industry custom) and (2) separately from the EULA and/or privacy policy (e.g., in installation screens or message boxes, as the case may be), and (b) must be designed so that it will be read by, adequately inform and evidence the consent of a typical Internet user.  See Attachment 1 for sample disclosure and consent implementations that would satisfy certain of the requirements above.

4.5.          EULA and Privacy Policy.  You may not bundle any Google Application with any Application unless it conforms, and is distributed pursuant to a EULA that conforms, with all applicable laws and regulations.  In addition, you and your Application must comply with the agreements and representations you make with your end users in your EULA and privacy policy.  Your privacy policy must be accessible from your Application in an easily found location.  If your Application collects or transmits any other information related to the user’s use of his or her computer, but not required to be disclosed and consented to pursuant to Section 4.2, then the collection and use of such other information must be disclosed in your privacy policy.

5.             Transparency.  Neither you nor any of your third party distribution or bundling partners may mislead end users or create end user confusion with regard to the source or owner of an Application or any portion of its purpose, functionality or features.  For example, all elements of your Application that are visible to the end user must clearly identify their source through its branding and attribution, and that identification, whatever form it takes, must correspond to the identification of your application in the menu that permits end users to remove programs.  You must clearly label advertisements provided by your Application (if any) as such and clearly identify your Application as the source of those advertisements.  In addition, if your Application modifies the operation or display of other applications or Web sites (other than Web sites that you own), then in each instance you must clearly and conspicuously attribute the source of that modification to your Application (as distinct from the application or Web site modified) in a manner that will inform a typical Internet user; provided that this requirement will not apply to modifications for which you obtain disclosure and consent pursuant to Section 4.3.  See Attachment 1 for examples of modifications that are clearly and conspicuously disclosed to end users,

6.             Deactivation.  You may not bundle any Google Application with any Application that impairs an end user’s ability to change any preferences or settings set by the Application in accordance with the way that such preferences or settings ordinarily may be changed by the applicable Application.  Once disabled by an end user, your Application may not be re-enabled without an affirmative action by the end user to explicitly re-enable your application.  Accordingly, no use, update, installation or re-enablement of a separate Application, and no code downloaded as a result of browsing a Web site, may operate to re-enable your Application.  Your Application must permit end users to uninstall it (in the customary place the applicable operating system has designated for adding or removing programs, e.g., Add/Remove Programs control panel in Windows) in a straightforward manner, without undue effort or skill, In addition, your Application, when running, must provide (in an easily found location) clear and concise instructions on how it may be uninstalled.  Once uninstalled, your Application must not leave behind any functionality or design elements, and all setting changes made by the application, but not explicitly agreed to by the end user, should be reversed to the extent practicable.

7.             Bundling of Applications.  In addition to the requirements set forth in the agreement between you and Google that incorporates these Guidelines, in order for you to bundle any Application with a Google Application must satisfy each of the following requirements:

(a)               the end user is made aware of all of the Applications included in the bundle prior to any installation;

(b)              all such Applications included in the bundle or download comply with the provisions of Section 2 through 6 of these Guidelines;

(c)               if Applications in a bundle in which you are participating are supported in part by revenue generated by advertising displayed in another independent Application included in that bundle and the continued use of the Application is conditioned on such other independent Application remaining installed and active on the end user’s computer, the end user must be made aware of that relationship; and

(d)              either (1) the bundle must provide for a master uninstaller that will enable the end user to uninstall every Application in the bundle without undue effort or skill, or (2) if no master uninstaller is provided, the de-installation of any Application may not be dependent or conditioned upon the de-installation of any other Application included in the bundle.

8.             Information and Assistance.  Subject to any confidentiality obligations owed to third parties, you must provide Google with such information as Google may reasonably request about the distribution of those of your Applications that are bundled with any Google Application.  For example, we may ask you to share with us:  (a) the means by and/or the locations from which your Applications are distributed; or (b) the identity of any applications included in any of your bundling relationships (and the entities responsible for such applications).  In addition, you must provide such assistance as Google may reasonably request to investigate and stop potential violations of these Guidelines that may be connected to your Application, including by way of using such number of identifiers and other tracking parameters as Google may reasonably request.  This would include providing Google with “golden masters” of any bundle or other distribution that includes your Application, or working with Google to stop any entities that may be financially benefiting from your Application from engaging in any of these proscribed practices.  You understand, however, that Google has no obligation to provide support to end users of your Application.  For the avoidance of doubt, these information and assistance rights do not extend to any of your Applications that are not used to access Google services, bundled with a Google Application, or bundled with an Application that accesses Google services.

9.             Legal.  You must maintain ownership and control of your Application at all times to the extent required to practically and legally enforce the requirements of these guidelines.  If you are seeking to permit a third party Application to be bundled with a Google Application, then you must also obtain Google’s written approval of that third party Application (in addition to the approval required for your Application).  If Google approves the third party Application, you are responsible for ensuring that such third party Application also complies with these Guidelines.  Special indemnity and other suspension and/or termination provisions may apply.  These are addressed in your agreement with Google.

10.           Updates.

10.1.        General.  As mentioned above, Google may update these Guidelines, including the Attachments, from time to time; provided, however, that no updates will be effective until Google provides you with thirty (30) days’ written notice thereof.  Once you receive that notice (the date on which you receive such notice, the “Update Notice Date”), you will be required to bring your Application into compliance within thirty (30) days.

10.2.        Extended Compliance Period.  If, solely as a result of an updated requirement, one or more of your Applications no longer complies with these Guidelines, as updated, and you are incapable of bringing such Application into compliance prior to the scheduled effective date of such update (the “Update Effective Date”), you agree to provide Google with written notice thereof as soon as reasonably practicable, but in any event no later than the Update Effective Date, identifying the Application and the reasons why it may not be brought into compliance prior to the Update Effective Date, and providing such other detail as Google may reasonably request with respect thereto (consistent in any event with your confidentiality obligations).  Thereafter, the parties will consult, and you agree to will work, diligently and in good faith to develop and execute a plan to bring such Application into compliance with these Guidelines, as updated, as soon as reasonably practicable, but in any event within ninety (90) days of the Update Notice Date (the “Maximum Compliance Period”).  You agree that you will provide Google with such information as Google reasonably requests during this period to keep Google apprised of your progress in bringing your Application into compliance.  Notwithstanding the foregoing (but subject to the next sentence), in no event may a new requirement provided for in any update to these Guidelines require you to take any action which would violate the terms of any agreement between you and any unaffiliated third party that is in effect on the date that Google delivers notice of the proposed update.  In any event, if you are unable to bring any Application into compliance during the Maximum Compliance Period, Google may elect, by providing at least thirty (30) days prior written notice, to require you to cease bundling either the specific non-conforming Application or those versions of the Application which are, or are distributed, in violation of the Guidelines, as updated; it being understood that, at such time, you will be entitled to procure services from an alternative source for those Applications (or versions thereof) with respect to which Google has exercised such election.

Attachment 1

Prohibited Behavior and Content

The application may not impact the display of other applications unless you provide clear disclosure in each instance

Disclosure and Consent

Clear and conspicuous disclosure is required prior to download or install:  what it is, what it does, and how it will be displayed to the end user

Disclosure and Consent

Describe type, method, and use of personal information, if applicable.  Point user to privacy policy

Identify the changes that will occur if the application is installed

Branding & Attribution

The visible elements of the application should be easily identifiable to the end user

Implementation, Transparency and Deactivation

The Application must permit end users to uninstall it in the customary place the applicable operating system has designated for adding or removing programs (e.g., Add/Remove Programs control panel in Windows) in a straightforward manner

Implementation, Transparency and Deactivation

The Application must contain (in an easily found location) clear and concise instructions on how it may be uninstalled

Bundling of Applications

When bundling, the end user must be made aware of all the applications included prior to installation.

Bundling of Applications

When bundling, the end user must be made aware of advertising revenue relationships to other applications, if the continued use of the primary application is conditioned on the other applications being installed and active on the end user’s computer